EXHIBIT 23.2b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Aspect Communications Corporation

We consent to the incorporation by reference in this Registration Statement of Aspect Communications Corporation on Form S-8 of our report dated January 21, 2002 (November 14, 2002 as to Note 20 and March 26, 2003 as to the last paragraph of the section “Stock-Based Compensation” in Note 1), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement in Note 20 and a revision to its SFAS No. 123 pro forma calculations discussed in Note 1, appearing in the Amended Annual Report on Form 10-K/A of Aspect Communications Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

San Jose, California
September 30, 2004